Exhibit 23(b)


                 CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Fidelity Bancorporation

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 No. 33-60835 of First Union Corporation of our report on the consolidated financial statements included in the 1994
Annual Report on Form 10-K of First Fidelity Bancorporation and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Post-Effective Amendment No. 1 on Form S-8. Our report dated January 18, 1995, refers to changes in the methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and investments in 1993.



                              KPMG PEAT MARWICK LLP

New York, New York
October 5, 1995
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